Exhibit 99.1

Arcimoto, Inc. Announces New U.S. Manufacturing Plant in Oregon

The Arcimoto electric vehicle factory in Eugene is on schedule for an October 2017 opening, fully operational in November 2017 to manufacture its first 2,000 electric vehicles

September 28, 2017

EUGENE, Ore.-- Arcimoto, Inc.(Nasdaq:FUV), makers of the world’s first Fun Utility Vehicle™ (FUV™) - an affordable and practical pure electric vehicle for everyday commuters and fleets, today announced it has signed a lease on a manufacturing plant for its Arcimoto SRK three-wheeled electric vehicle and received the necessary building permits from the City of Eugene Planning Department for leasehold improvements. The Company will take delivery of the 30,000 square foot facility on October 1, 2017 and plans to occupy it by the end of next month. The Arcimoto Manufacturing Plant is located in West Eugene and will have the capacity to employ up to 250 people.

“We executed our site selection process in parallel with our Nasdaq-listed Reg A+ public offering so we can immediately hit the ground running on the next phase of execution and production to bring everyday electric vehicles to our customers,” said Mark Frohnmayer, President and founder of Arcimoto. “Being located in one of the City of Eugene’s enterprise zones, Arcimoto can expect to benefit immediately and on an annual basis for the next several years in terms of reduced property taxation. With the opening of our first U.S. facility we will be able to deliver the first Arcimoto SRK electric vehicles to our Signature Series customers in 2017 and prepare for full scale production in 2018. We are very excited to begin building their new rides.”

Arcimoto has more 1,800 pre-order customers and tens of thousands of online fans interested in the world’s first Fun Utility Vehicle.

“We’re thrilled to have Arcimoto building electric vehicles here in Eugene,” said City Manager Jon Ruiz. “From providing early financing through the city’s business development loan program, to issuing the permits for their new facility, the city has supported and embraced their mission to catalyze a sustainable transportation system. We look forward to the job growth that will come alongside their success.”

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (Nasdaq:FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today with a target purchase price of $11,900, Arcimoto’s SRK defines the Fun Utility Vehicle category: it’s the lightest, most affordable and performance-packed electric vehicle suitable for the daily driver. For more information please visit www.arcimoto.com

Contacts

Skyya for Arcimoto
Susan Donahue, 646-454-9378
Skyya, Managing Director
susan.donahue@skyya.com